Exhibit 99.1

PAPA MURPHY’S PROMOTES MARK HUTCHENS TO CHIEF OPERATING OFFICER
Vancouver, WA, September 18, 2017 - Papa Murphy’s Holdings, Inc. (“Papa Murphy’s” or the “Company”) (NASDAQ: FRSH) today announced Chief Financial Officer Mark Hutchens has been promoted to the role of Executive Vice President and Chief Operating Officer of the Company, effective immediately. Mr. Hutchens will continue in his role as Chief Financial Officer until a qualified replacement is found.
Weldon Spangler, Chief Executive Officer of the Company stated, “Mark has been an integral leader in his time at Papa Murphy’s, demonstrating both financial and operational acumen and a strong affinity for the franchise business model. In addition to having a meaningful impact on the development of the Company’s long-term strategy, Mark has driven several key business initiatives over the last year that have positioned the Company for continued profitability and growth, including our first-quarter organizational realignment, recent Company-store portfolio actions and the transition of our ecommerce platform to Olo.com. The Board and I look forward to continuing to work closely with Mark and to his increasing contributions to our business and franchise-owners.”
Mark Hutchens added, “We’ve taken aggressive steps in the last several months to reduce costs while also ensuring that the right resources are focused on the support of our owner-operators. Franchisee profitability is foundational to our success and will continue to be a top priority in my new role. I am excited to have the opportunity to work more closely with our talented operators and the teams at Papa Murphy’s who support them, while continuing to lead the financial functions of the Company until a qualified successor is in place. Working together, I am confident that the Company and our franchise-owners can turn the business around and help the Papa Murphy’s brand reach its full potential for our many stakeholders.”
Mark Hutchens has served as the Company’s Chief Financial Officer since January 2014 and was promoted to Executive Vice President in June of this year. Previously, Mr. Hutchens served as Vice President, Chief Financial Officer - International, for Bloomin’ Brands, Inc., where his responsibilities included finance, business development and supply chain management activities for Outback Steakhouse International. Prior to joining Bloomin’ Brands, he held a variety of leadership positions at Office Depot, Yum! Brands, PepsiCo’s KFC subsidiary and Ford Motor Company. Mr. Hutchens received his Master of Business Administration degree from the Kelley School of Business at Indiana University.
ABOUT PAPA MURPHY’S
Papa Murphy’s Holdings, Inc. (“Papa Murphy’s” or the “Company”) (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,500 franchised and corporate-owned fresh pizza stores in 39 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the Company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329